Exhibit 10.5

Account Control Agreement

This Account Control Agreement (this “Agreement”) dated [AGREEMENT DATE], is entered into by and among the following parties:

1.	Oriental Standard Human Resources Holdings Limited, an exempted limited liability company organized under the Laws of the Cayman Islands (the “Company”);

2.	[ACCOUNT COMPANY], a limited liability company organized under the Laws of [PLACE OF INCORPORATION] (the “Account Company”);

3.	[ACCOUNT COMPANY SHAREHOLDER], a [CITIZENSHIP] citizen with [his/her] [ID/passport] No. [ ] (the “Account Company Shareholder”);

Each of the parties listed above is referred to herein individually as a “Party” and collectively as the “ Parties”.

WHEREAS:

1.	The Account Company Shareholder holds 100% equity interests of the Account Company as of the date hereof.

2.

[The Company, the Account Company and other parties thereto entered into a series D preferred shares subscription agreement dated March 27, 2017 (the “Share Subscription Agreement”), pursuant to which, the Parties shall enter into this Agreement so that the Company could Control and manage the Account Company effectively.]

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement (the capitalized terms used but not defined herein shall have the meanings ascribed to them in the Share Subscription Agreement).

1.	Account Management

1.1

The Account Company and the Account Company Shareholder hereby jointly and severally agree and covenant that the Company is and will be beneficial owner of all the bank accounts and the operating accounts with relevant e-commerce platforms established or to be established in the name of or for the benefit of the Account Company.

1.2

The Account Company and the Account Company Shareholder jointly and severally further agree and covenant that during the term of this Agreement, the Account Company shall and the Account Company Shareholder shall procure the Account Company pay any proceeds received by the Account Company to the bank account designated by the Company in Friday of every week.

1.3

The Account Company and the Account Company Shareholder jointly and severally further agree and covenant that the Company shall be entitled to the information right, the management right and the control right with respect of the daily operation of the Account Company, especially with respect to all the bank accounts and operating accounts with relevant e-commerce platforms established or to be established in the name of or for the benefit of the Account Company.

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1.4

The Account Company and the Account Company Shareholder shall act in good faith according to the Company’s instruction and shall not do anything that would damage the company’s interests or would affect the Company’ s control and management of the Account Company or would affect the financial results of the Account Company and the consolidation of such financial results into the Company.

2.	Sale and Purchase of Equity Interest

2.1	Option Granted

The Account Company Shareholder hereby irrevocably and unconditionally grants the Company an irrevocable and exclusive right to purchase the equity interests in the Company then held by the Account Company Shareholder once or at multiple times at any time in part or in whole at the Company’s sole and absolute discretion at the minimum price permitted by the applicable laws (the “Equity Interest Purchase Option”). Except for the Company, no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of the Account Company.

2.2	Exercise of the Equity Interest Purchase Option

Subject to the applicable laws, the Company may exercise the Equity Interest Purchase Option by issuing a written notice to the Account Company and the Account Company Shareholder (the “Equity Interest Purchase Option Notice”), specifying:(a) the Company’ s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased by the Company (the “Optioned Interests”); and (c) the date for purchasing the Optioned Interests or the date for the transfer of the Optioned Interests. The Account Company Shareholder shall take every efforts to approve, perform and complete such exercise of the Equity Interest Purchase Option, including but not limited to sign all necessary equity interest transfer agreement and deliver the Company any documents evidencing the Company has become the legal and registered shareholder of the Account Company.

3.	Power of Attorney

3.1

The Account Company Shareholder hereby irrevocably authorize and entrust the Company as its sole and exclusive agent and attorney, to act on behalf of it with respect to all rights and matters concerning all equity interests held by the Account Company Shareholder as of the date hereof and in the future (the “Entrusted Shareholding”) during the term of this Agreement, including without limitation:

(1)	exercising all of the shareholder’s rights and shareholder’s voting rights that the Account Company entitled to under the applicable laws;

(2)

deciding the sale, transfer, pledge or disposition of the Entrusted Shareholding (in part or in whole), including without limitation executing all necessary equity transfer documents and other documents for disposal of the Entrusted Shareholding;

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(3)	representing the Account Company Shareholder to execute any resolutions and minutes as a shareholder (and a director) of the Account Company and on the behalf of the Account Company Shareholder;

(4)	approving the amendments to the company’s articles of association. without written consent by the Account Company Shareholder;

(5)	approving any change of the share capital of the Account Company; and

(6)	appointing director to the Account Company at the discretion of the Company.

3.2

All the actions associated with the Entrusted Shareholding conducted by the Company shall be deemed as the actions of the Account Company Shareholder, and all the documents related to Entrusted Shareholding executed by the Company shall be deemed to be executed by Account Company Shareholder. The Account Company Shareholder hereby acknowledges and ratifies the actions taken by the Company.

3.3	During the term of this Agreement, the Account Company Shareholder hereby waives all the rights associated with the Entrusted Shareholding and shall not exercise such rights by himself.

4.	Equity Pledge

4.1	The Account Company Shareholder agrees to pledge all the equity interest to the Company as security for performance of the contract obligations under this Agreement.

4.2

The Account Company and the Account Company Shareholder shall complete all necessary registration and/or filings relating to the equity pledges required by the applicable laws in one month after the execution of this Agreement.

4.3

During the term of this Agreement, the Account Company and the Account Company Shareholder shall deliver the share certificate or the like to the Company’s escrow within one week after the execution of this Agreement. In the event of the occurrence of any change of the share capital or the Entrusted Shareholding of the Account Company, the Account Company and the Account Company Shareholder shall update the registration and/or filings relating to the equity pledges required by the applicable laws and deliver the updated share certificate or the like to the Company’ s escrow.

5.	Representations and Warranties

The Account Company and the Account Company Shareholder hereby represent and warrant to the Company, jointly and severally, as of the date of this Agreement and each date of the transfer of the Optioned Interests, that:

5.1

Each of the Account Company and the Account Company Shareholder has the power, capacity and authority to execute and deliver this Agreement and any equity interest transfer contracts to which they are parties concerning each transfer of the Optioned Interests as described thereunder (the “Transfer Contracts”) and to perform their obligations hereof and thereof;

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5.2

Each of the Account Company and the Account Company Shareholder has obtained any and all approvals and consents from the competent government authorities and third parties (if required) for the execution, delivery and performance of this Agreement.

5.3

The execution and delivery of this Agreement or any Transfer Contracts and the obligations under this Agreement or any Transfer Contracts shall not: (i) cause any violation of any applicable laws; (ii) be inconsistent with the articles of association, by laws or other organizational documents of the Account Company; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

5.4

There has not been and will not be any pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests in the Account Company and/or the Account Company; and

5.5

The Account Company has been and will be in the ordinary course of the business and in good operation, and there has been no adverse change which would affect the Company’s control and management over the Account Company, or the financial results of the Account Company or the consolidation of such financial results into the Company.

6.	Effective Date and Term

This Agreement shall become effective upon execution by the Parties, and remain effective until all equity interests held by the Account Company Shareholder have been transferred or assigned to the Company in accordance with this Agreement.

7.	Governing Law and Resolution of Disputes

7.1	Governing Law

The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the [GOVERNING LAW].

7.2	Resolution of Disputes

ln the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute, either Party may submit the relevant dispute to the Hong Kong International Arbitration Centre for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time. The place of the hearing of the arbitration shall be Hong Kong. The arbitration award shall be final and binding on each Parties.

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8.	Taxes and Fees

Each Party shall pay any and all transfer and registration taxes, expenses and fees incurred thereby or levied thereon in accordance with the applicable laws in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

9.	Notices

9.1

All notices and other communications required to be given pursuant to this Agreement or otherwise given in connection with this Agreement shall be delivered personally, or sent by registered mail, prepaid postage, a commercial courier service, facsimile transmission or email to the address of such Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1

Notices given by personal delivery shall be deemed effectively given on the date of receipt at the address set forth below, or the date on which such notice s are placed at the address set forth below;

9.1.2	Notice s given by courier service, registered mail or prepaid postage shall be deemed effectively given on the date of receipt, refusal or return for any reason at the address set forth below;

9.1.3

Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission to the Fax no. set forth below (as evidenced by an automatically generated confirmation of transmission). Notices given by email shall be deemed effectively given on the date of successful transmission, provided that the sending Party has received a system message indicating successful transmission or has not received a system message within 24 hours indicating failure of delivery or return of email.

9.2	For the purpose of notices, the addresses of the Parties are as follows:

If to the Company:

Address: [                ]

Attn: Larry Wu

Fax:

Email: [                ]

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If to the Account Company and the Account Company Shareholder:

Address: [                ]

Attn: [ACCOUNT COMPANY SHAREHOLDER]

Fax:

Email: [                ]

9.3	Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms of this Section.

10.	Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement, and any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of other Parties, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’ s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels, or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the shareholders, director, employees of, or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

11.	Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

12.	Indemnity

12.1

If the Account Company or the Account Company Shareholder materially breaches any provision under this Agreement, or fails to perform, performs incompletely or delays to perform any obligation under this Agreement, the Company is entitled to require the Account Company or the Account Company Shareholder to rectify and/or take remedial measures. If within ten (10) days after the Company delivers a written notice to the Account Company or the Account Company Shareholder and requires for rectification (or within any other reasonable period required by the Company), the Account Company or the Account Company Shareholder (as the case may be) fails to rectify or take remedial measures, the Company is entitled to, at its sole discretion, (1) terminate this Agreement and require the Account Company or the Account Company Shareholder (as the case may be) to compensate all the losses; or (2) require specific performance of the obligations of the Account Company or the Account Company Shareholder (as the case may be) under this Agreement and require the Account Company or the Account Company Shareholder (as the case may be) to compensate all the losses. This Section shall not prejudice any other rights of the Company under this Agreement.

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12.2	The Account Company or the Account Company Shareholder shall not terminate this Agreement unilaterally in any event unless otherwise required by the applicable laws.

13.	Miscellaneous

13.1	Amendments, changes and supplements

Any amendment, change and supplement to this Agreement shall be made in writing by all of the Parties. Any amendment agreement and supplementary agreement duly executed by the Parties hereto with regard to this Agreement shall constitute an integral part of this Agreement, and shall have equal legal validity as this Agreement.

13.2	Entire agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

13.3	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

13.4	Severability

In the event that one or several of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

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13.5	Successors

The terms of this Agreement shall be binding on the Parties hereto and their respective successors, heirs (including who inherited the Optioned Interests) and permitted assigns, and shall be valid with respect to the Parties and each of their successors, heirs and permitted assigns.

13.6	Language

This Agreement is written in English language in three copies, each Party having one copy.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Oriental Standard Human Resources Holdings Limited

By:	/s/ Larry Wu
Name:	Larry Wu (吴雷)
Title:	Director

[THE ACCOUNT COMPANY]

[ACCOUNT COMPANY]

By:	/s/ [ACCOUNT COMPANY SHAREHOLDER]
Name:	[ACCOUNT COMPANY SHAREHOLDER]
Title:	Director

[THE ACCOUNT COMPANY SHAREHOLDER]

[ACCOUNT COMPANY SHAREHOLDER]

By:	/s/ [ACCOUNT COMPANY SHAREHOLDER]

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Schedule to

Form of Account Control Agreement

For Material Consolidated VIEs

Currently Effective Agreements:

AGREEMENT DATE	June 14, 2018	June 26, 2017	Jan 1, 2019	March 5, 2021

ACCOUNT COMPANY	GIGA CLOUD LOGISTICS INC	B.T.M TRAVEL AND TRADING LTD.	Comharbor Limited	BRIHOME LIMITED

INCORPORATION PLACE	Nevada, U.S.A.	U.K.	U.K.	U.K.

ACCOUNT COMPANY SHAREHOLDER	XU Kunming (徐坤明)	Dou Wenbo (窦文博)	Chang Wenjun	Wang Yaoxuan

CITIZENSHIP	Chinese	Chinese	Chinese	Chinese

GOVERNING LAW	U.S.	U.K.	U.K.	U.K.

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